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                                                                      EXHIBIT 12

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


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                                                                       Six                              Twelve
                                                                   Months Ended                      Months Ended
                                                                   June 30, 1996                     June 30, 1996
                                                                ------------------                ------------------
Fixed Charges as Defined:

  (1)      Interest on Long-Term Debt . . . . . . . . . . .     $          140,252                $          290,485
  (2)      Other Interest . . . . . . . . . . . . . . . . .                 11,049                            13,957
  (3)      Preferred Dividends Factor
               of Subsidiary  . . . . . . . . . . . . . . .                 17,559                            38,198
  (4)      Interest Component of Rentals
               Charged to Operating Expense . . . . . . . .                    591                             1,768
                                                                ------------------                ------------------

  (5)      Total Fixed Charges  . . . . . . . . . . . . . .     $          169,451                $          344,408
                                                                ==================                ==================

Earnings as Defined:

  (6)      Income from Continuing
               Operations   . . . . . . . . . . . . . . . .     $          128,594                $          368,885
  (7)      Income Taxes for Continuing
               Operations . . . . . . . . . . . . . . . . .                 60,589                           184,008
  (8)      Fixed Charges (line 5) . . . . . . . . . . . . .                169,451                           344,408
                                                                ------------------                ------------------

  (9)      Income from Continuing Operations
               Before Income Taxes and
               Fixed Charges  . . . . . . . . . . . . . . .     $          358,634                $          897,301
                                                                ==================                ==================

Preferred Dividends Factor of
           Subsidiary:

 (10)      Preferred Stock Dividends of
               Subsidiary . . . . . . . . . . . . . . . . .     $           11,945                $           25,465

 (11)      Ratio of Pre-Tax Income from
               Continuing Operations to Income
               from Continuing Operations
               (line 6 plus line 7 divided
               by line 6) . . . . . . . . . . . . . . . . .                   1.47                              1.50
                                                                ------------------                ------------------

 (12)      Preferred Dividends Factor of
               Subsidiary (line 10 times
               line 11) . . . . . . . . . . . . . . . . . .     $           17,559                $           38,198
                                                                ==================                ==================

Ratio of Earnings to Fixed Charges
   (line 9 divided by line 5)   . . . . . . . . . . . . . .                   2.12                              2.61
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